Exhibit 10.7

AMENDED AND RESTATED INVESTOR AGREEMENT

THIS AMENDED AND RESTATED INVESTOR AGREEMENT (this “Agreement”) is made and entered into on the 17th day of December, 2008, and amends and restates the Investor Agreement, dated as of July 20, 2007, by and between Électricité de France International, SA, a French société anonyme (“EDFI”), and Constellation Energy Group, Inc., a Maryland corporation (“Constellation”);

W I T N E S S E T H:

WHEREAS, in connection with previous joint venture discussions and as a condition to such discussions, an affiliate of EDFI and Constellation entered into a non-disclosure agreement, dated as of February 26, 2007 (the “Nondisclosure Agreement”);

WHEREAS, in connection with such discussions, EDFI and Constellation, through their respective affiliates, entered into a joint venture to participate in the development, ownership and operation of new nuclear projects in the United States and Canada and related activities (the “UniStar Joint Venture”) and are concurrently herewith executing a transaction document pursuant to which, upon consummation thereof, EDFI and Constellation will form a new joint venture to own and operate the existing nuclear-powered generation facilities of Constellation (the “Nuclear Joint Venture”);

WHEREAS, in connection with the UniStar Joint Venture, EDFI has acquired beneficial ownership of 16,964,095 outstanding shares of Constellation common stock, without par value (the “Constellation Stock”) and EDFI and Constellation entered into that certain Investor Agreement, dated as of July 20, 2007 (the “Original Agreement”);

WHEREAS, under the terms of the Nuclear Joint Venture, an affiliate of EDFI is agreeing to acquire, upon the terms and subject to the conditions contained in the transaction documents related to the Nuclear Joint Venture, 50% of the membership interests (the “Designated Interest”) in Constellation Energy Nuclear Group, LLC (“CENG”); and

WHEREAS, in connection with the execution of the transaction documents related to the Nuclear Joint Venture, EDFI and Constellation have agreed to amend and restate the Original Agreement in its entirety on the terms set forth herein.

NOW, THEREFORE, for and in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, it is covenanted and agreed as follows:

ARTICLE I

REPRESENTATIONS

Section 1.1 Representations of Constellation. Constellation hereby represents and warrants to EDFI as follows:

(a) Constellation has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Constellation have been duly and validly authorized by all necessary corporate action of Constellation, and no other corporate proceedings on the part of Constellation are necessary to authorize this Agreement or the performance by Constellation of its obligations hereunder.

(b) This Agreement has been duly and validly executed and delivered by Constellation and, assuming the due authorization, execution and delivery hereof by EDFI, constitutes a legal, valid and binding obligation of Constellation enforceable against Constellation in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) The execution, delivery and performance of this Agreement by Constellation do not and will not conflict with or violate (i) the articles of incorporation or bylaws of Constellation, or (ii) any law, ordinance, rule, or regulation applicable to Constellation.

Section 1.2 Representations of EDFI. EDFI hereby represents and warrants to Constellation as follows:

(a) EDFI has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by EDFI have been duly and validly authorized by all necessary corporate action of EDFI, and no other corporate proceedings on the part of EDFI are necessary to authorize this Agreement or the performance by EDFI of its obligations hereunder.

(b) This Agreement has been duly and validly executed and delivered by EDFI and, assuming the due authorization, execution and delivery hereof by Constellation, constitutes a legal, valid and binding obligation of EDFI enforceable against EDFI in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) The execution, delivery and performance of this Agreement by EDFI do not and will not conflict with or violate (i) the governing documents of EDFI, or (ii) any law, ordinance, rule, or regulation applicable to EDFI.

(d) EDFI, each of its subsidiaries and, to the best of its knowledge, each of its controlled affiliates (EDFI, its subsidiaries and controlled affiliates, collectively, the “EDFI Group”), as of the date hereof, are the beneficial owners (determined as hereinafter provided) of 16,964,095 shares of Constellation Stock (which number does not include any investments made or managed by outside asset managers with EDFI funds relating to contingent nuclear liabilities, whether such investments have previously been made or are made in the future (any such investments whenever made are hereinafter referred to as, “Permitted EDFI Investments”)). EDFI has no control over the funds used by the asset managers to make Permitted EDFI Investments. For purposes of this Agreement, “controlled affiliate” shall mean any entity for which EDFI Group would have the ability to direct the acquisition, disposition or voting of Constellation Stock.

ARTICLE II

ACQUISITIONS AND DISPOSITIONS OF CONSTELLATION STOCK

Section 2.1 Acquisition of Constellation Stock. Until the expiration of the Term (as that term is defined herein) of the Agreement, EDFI or any member of the EDFI Group shall be permitted to acquire and hold shares of Constellation Stock in the aggregate, of no more than 9.9% of the issued and outstanding shares of Constellation Stock; provided, that (i) all such purchases made under this Section 2.1 shall be done in such a manner as is consistent with then current professional practices for the acquisition of shares of public companies, and (ii) if after the date of the execution of this Agreement EDFI acquires a subsidiary or controlled affiliate which owns Constellation Stock, EDFI shall have sixty days to divest such Constellation Stock (and during such sixty-day period (i) such Constellation Stock shall not be included in any calculations under this Section 2.1 and (ii) such sales shall not be subject to the limitations set forth in Section 2.3).

Section 2.2 Standstill.

(a) Except as otherwise provided herein, until the expiration of the Term of this Agreement, without the prior written consent of Constellation, EDFI shall not, and shall cause each member of the EDFI Group not to, singly or as part of a group, directly or indirectly:

(i) acquire or propose to acquire (other than as a result of a stock split, stock dividend or other recapitalization of Constellation) beneficial ownership of any equity securities of Constellation (“Equity Securities”) or any rights to directly or indirectly acquire any Equity Securities, except as contemplated by Section 2.1;

(ii) participate in any solicitation of proxies or become a participant in any election contest with respect to Constellation;

(iii) seek, or offer or make any proposal to Constellation, its representatives or any shareholder of Constellation, or otherwise make any public announcement with respect to, (1) any merger of Constellation, consolidation or sale of all or substantially all of the assets of Constellation, or a majority of the outstanding shares of Constellation Stock, or any other form of business combination involving Constellation, (2) any form of restructuring, recapitalization, liquidation or similar transaction involving Constellation, or (3) any proposal or other statement inconsistent with the terms of this Section 2.2, except as specifically contemplated by the terms of this Agreement or the agreements governing the UniStar Joint Venture or the Nuclear Joint Venture;

(iv) join with any other parties to form a “group” with respect to Constellation Stock, as determined pursuant to Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended;

(v) otherwise act, alone or in concert with others, to seek or offer to control or influence, in any manner, the management, board of directors or policies of Constellation, except as otherwise contemplated by the terms of this Agreement or the agreements governing the UniStar Joint Venture or the Nuclear Joint Venture (including the investment in the Series B preferred stock of Constellation); or

(vi) enter into any agreement, disclose any intention or knowingly advise, assist or encourage any other person to do any of the above.

Notwithstanding anything to the contrary in this Agreement, EDFI or any other member of the EDFI Group may participate in any tender or exchange offer for Constellation Stock as a seller or, subject to Section 3.3, vote any securities owned by it at any special meeting of the holders of Constellation Stock to consider any such business combination transaction. Notwithstanding anything in Section 2.2 that may limit any communication or public announcement by EDFI, EDFI shall be permitted to make any communication and public announcement regarding the operation of, and its ownership interest in, the Nuclear Joint Venture, subject only to the restrictions, if any, on communications and confidentiality set forth in the Master Put Option and Membership Interest Purchase Agreement, dated as of December 17, 2008, by and among Constellation, EDFI, Électricité de France Development, Inc. and CENG.

(b) The restrictions set forth in Sections 2.1 and 2.2(a)(i), (iii) and (iv), and the restrictions set forth in Section 2.2(a)(ii) solely with respect to the solicitation of proxies for purposes other than an election of directors, shall terminate upon the earliest to occur of:

(i) the public announcement by the Company of the commencement of a process to solicit proposals to effect a change of control transaction;

(ii) any third person or group other than EDFI and any of its affiliates or associates (an “Offeror”) shall have made a filing with the FERC or the NRC to increase its beneficial ownership of then outstanding shares of common stock, or securities convertible into common stock, above 10%, and such Offeror is not, and should not be considered, a passive investor as described in Rule 13d-1(c) promulgated under the Securities Exchange Act of 1934, as amended;

(iii) the public announcement of entry by the Company into a definitive agreement (including a letter of intent) with any Offeror with respect to a transaction which, if consummated, would result in a change of control of the Company or a sale of all or substantially all of the assets of the Company (other than to a wholly owned subsidiary of the Company);

(iv) the issuance by the Company to an Offeror of shares of then outstanding common stock, or securities convertible into common stock, which, when combined with all other shares of then outstanding common stock beneficially owned by such Offeror (assuming conversion by the Offer of such convertible securities), either (1) represents twenty percent (20%) or more of the voting power represented by all shares of then outstanding capital stock, or (2) or requires shareholder approval under the rules of the New York Stock Exchange;

(v) a liquidation or dissolution of the Company;

(vi) the Company (1) voluntarily commencing any proceeding or a filing of any petition seeking relief under Title 11 of the United States Code, Sections 101 et. seq. (the “Bankruptcy Code”) or any other federal, state or foreign bankruptcy, insolvency, liquidation or similar Law, (2) applying for or consenting to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of its property or assets, (3) filing an answer admitting the material allegations of a petition filed against it in any such proceeding, (4) making a general assignment for the benefit of creditors or (5) taking any action for the purpose of effecting any of the foregoing (provided that the mere consideration of any of the foregoing is not deemed to be the taking of such action) or (7) becoming unable, admitting in writing its inability or failing generally to pay its debts as they become due; or

(vii) an involuntary proceeding being commenced or an involuntary petition being filed in a court of competent jurisdiction seeking (A) relief in respect of the Company or of a substantial part of the property or assets of Company, under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of the property of the Company or (C) the winding-up or liquidation of the Company; and such proceeding or petition continuing undismissed for 60 days or an order or decree approving or ordering any of the foregoing continuing unstayed and in effect 30 days;

(viii) Receipt by the Company of a bona fide public proposal from an Offeror with respect to a change of control transaction which is not rejected by the Company’s Board of Directors within 20 days of receipt; or

(ix) The commencement by an Offeror of a tender offer or exchange offer that, if completed in accordance with its terms, would result in a change of control transaction that the Company’s Board of Directors either has recommended or has not rejected within ten (10) Business Days of the announcement thereof.

Section 2.3 Dispositions of Constellation Stock. During the Term of this Agreement, EDFI may sell, transfer or dispose of Constellation Stock, provided it does so only in accordance with the volume and manner of sale limitations set forth in Rule 144 of the Securities Act of 1933, as amended.

Section 2.4 Beneficial Ownership. For purposes of this Agreement, “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended.

Section 2.5 Constellation Issuances. If Constellation elects to consummate a strategic transaction, alliance or investment that is within a framework mutually developed by Constellation and EDFI, prior to such transaction, alliance or investment Constellation and EDFI may agree that all or a portion of the funding for such transaction, alliance or investment will be made by the issuance of Constellation securities to a member of the EDFI Group in a form and containing terms and conditions to be mutually agreed upon, which agreement the parties acknowledge may entail amendments to this Agreement.

Section 2.6 Business Day. For purposes of this Agreement, “Business Day” means any day between Monday and Friday, inclusive, that is not a day on which banking institutions in New York, New York or Paris, France are authorized or obligated by law or executive order to close.

ARTICLE III

OBSERVER; DIRECTOR NOMINEE; VOTING; COMMERCIALLY REASONABLE EFFORTS

Section 3.1 Observer on Nuclear Committee. For so long as each of EDFI (or any of its affiliates or subsidiaries) and Constellation (or any of its affiliates or subsidiaries) owns any membership interests in the UniStar Joint Venture, if EDFI does not otherwise have a Director Nominee under the terms of Section 3.2, EDFI shall be permitted to designate an observer to attend and participate in all meetings of, and receive all materials distributed to, Constellation’s Committee on Nuclear Power, provided, that such observer shall not be permitted to attend any portion of a Committee on Nuclear Power meeting at which the presence of such EDFI designated observer would contravene any governmental law, regulation or clearance requirement.

Section 3.2 Director Nominee.

(a) Within two (2) Business Days following the date on which the sale of the Designated Interest to EDFI or an affiliate is consummated, the number of directors constituting the Constellation Board of Directors shall be automatically increased by one (1) and, EDFI shall have the right to nominate one (1) individual (herein referred to as the “EDFI Nominee”), and the Board of Directors shall appoint such EDFI Nominee to such newly created directorship. The EDFI Nominee so appointed shall serve until the next annual meeting of the stockholders of Constellation and until his or her successor is elected and qualifies. The Board of Directors shall cause Constellation to include the EDFI Nominee in the slate of nominees recommended by the Board of Directors to the holders of Constellation’s common stock for election at the 2009 annual meeting of stockholders of Constellation and for reelection at every meeting thereafter and shall use all commercially reasonable efforts to cause the election of the EDFI Nominee, including soliciting proxies in favor of his or her election. In the event the EDFI Nominee resigns, is unable to serve as a member of the Board of Directors, is removed from the Board of Directors or fails to be elected as a member of the Board of Directors at any annual stockholders meeting, EDFI shall have the right to nominate another individual (a “Substitute Nominee”) and the Board of Directors shall appoint such Substitute Nominee to fill the vacancy created by the resignation or removal of the prior EDFI Nominee, at which point such Substitute Nominee shall be deemed to be the EDFI Nominee. EDFI’s rights hereunder with respect to the appointment of the EDFI Nominee shall be terminated at such time as EDFI has transferred, sold or otherwise disposed of its membership interests in CENG to a third party (and not to an affiliate) such that its ownership interest in CENG is less than 25% of the outstanding membership interests in CENG.

(b) For so long as such membership does not conflict with any applicable law or regulation or listing requirement of the NYSE or any other applicable market (as determined in good faith by the Board of Directors of Constellation) on which Constellation Stock is listed for trading, the EDFI Nominee shall be entitled to serve as a member of each committee of the Board of Directors, except for any committee formed to consider a transaction between Constellation and the EDFI Group or any member thereof.

(c) If EDFI has not exercised its right to nominate a EDFI Nominee but is entitled to do so pursuant to this Section 3.2, it may appoint a board observer (the “Board Observer”) who shall have the right to attend and participate in all meetings of, and receive all material distributed to, the Board of Directors, but shall not be entitled to vote at meetings of the Board of Directors or any committees thereof. The Board Observer shall be entitled to attend and participate in each committee of the Board of Directors, except for any committee formed to consider a transaction between Constellation and any member of the EDFI Group. Constellation shall reimburse the Board Observer for all costs and expenses reasonably incurred in connection with attending any meetings of the Board of Directors or committees thereof. Notwithstanding the above, Constellation has the right to withhold any information from the Board Observer and to exclude the Board Observer from any meeting or portion thereof if access to such information or attendance at such meeting, could:

(1) based on the advice of Constellation’s outside counsel, adversely affect the attorney-client privilege between Constellation and its counsel;

(2) cause the Board of Directors to breach its duties; or

(3) result in a conflict between interests of Constellation, on the one hand, and those of the Board Observer or its Affiliates, on the other hand.

Constellation will use its reasonable best efforts to ensure that any withholding of information or any restriction on attendance is strictly limited only to the extent necessary as set forth in the preceding sentence. Notwithstanding anything in the foregoing to the contrary, Constellation shall be entitled to take actions and establish procedures to the extent reasonably required to restrict the access of the Board Observer to any restricted national security data of Constellation or of any other person whose national security data is in the possession or control of Constellation. The Board Observer shall not have any authority to bind Constellation.

Section 3.3 Voting of Constellation Stock. EDFI shall vote any shares of Constellation Stock that it beneficially owns in any manner that it chooses on matters submitted for approval to the holders of Constellation Stock relating to any of the following:

(a) any merger, acquisition, consolidation, share exchange, amalgamation or similar business combination of Constellation, or sale of all or substantially all of the assets, or of a majority of the outstanding shares of Constellation Stock;

(b) any split-off, spin-off, recapitalization or any extraordinary transaction involving the capital stock of Constellation;

(c) Any amendment to the Articles of Incorporation (including and increase in the authorized number of shares of capital stock) or the Bylaws of Constellation;

(d) Any issuance of shares of capital stock submitted for approval to the holders of Constellation Stock; or

(e) Any other extraordinary transaction for which shareholder approval is required under the Maryland General Corporation Law.

On any other matters submitted to the holders of Constellation Stock (such as, for example, annual election of director and approval of equity compensation plans), EDFI shall (and shall cause each member of the EDFI Group to) vote any shares of Constellation Stock that it beneficially owns in the manner recommended by the Constellation board of directors.

Section 3.4 Cooperation. Constellation and EDFI each agree to use all commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby, including, without limitation, by taking necessary actions to obtain antitrust approvals and facilitating obtaining any necessary clearances so that an EDFI Nominee can attend all meetings of the Constellation Board of Directors.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Effectiveness. This Agreement shall be effective as of the date of this amendment and restatement. This Agreement replaces the Original Agreement in its entirety and the Original Agreement is of no further force or effect.

Section 4.2 Term. The term (the “Term”) of this Agreement shall begin on the date hereof, and (i) Section 3.2 shall survive until such time as EDF is not a member of the Nuclear Joint Venture; and (ii) the remaining provisions of this Agreement shall continue until July 20, 2012, provided, however, that Sections 2.1, 2.2, 2.3 and 3.3 shall be of no further force or effect following a change of control of Constellation, and provided further, however, that this Article IV shall survive until the latest to occur of the events described in clauses (i) and (ii) of this Section 4.2.

Section 4.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.4 Dispute Resolution.

(a) In the event of any dispute arising out of or in connection with this Agreement, including any dispute regarding existence, termination or validity, each party shall have the right to have recourse to and shall be bound by the pre-arbitral referee procedure of the International Chamber of Commerce in accordance with its rules for a Pre-Arbitral Referee Procedure. All disputes arising under or in connection with this Agreement (including as to existence, termination and validity) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators appointed in accordance with said Rules. The place of the pre-arbitral referee procedure and of the arbitration procedure shall be New York, New York, United States of America. The proceedings before the arbitral tribunal (including with respect to the Pre-Arbitral Referee Procedure) shall be governed by the Rules. The rules of law to be applied by the arbitral tribunal to the merits of the dispute shall be the rules of laws of the State of New York. The language of the arbitration shall be English. Evidence shall be provided in English and pleadings shall be done in English. The arbitral tribunal shall render its decision within six months from the date of signature of the terms of reference. Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The Parties waive to the extent permitted by applicable Law any rights to appeal or to review of such award by any court or tribunal. The Parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

(b) Each party acknowledges that the other would not have an adequate remedy for money damages in the event that any or all of the covenants contained in this Agreement were not performed in accordance with their terms and therefore agrees that the other party shall be entitled to other relief, including injunctive relief and specific performance of such covenants, in addition to any other remedy to which such party may be entitled. Notwithstanding any other provision of this Section 4.4, EDFI and Constellation shall have the right to obtain injunctive relief from any federal or state court located in the Borough of Manhattan, City of New York. Each of EDFI and Constellation hereby irrevocably consents to personal jurisdiction in any such action and to service of process by mail in any manner permitted by the laws of the State of New York and agrees that service of process by registered mail sent to its principal executive office shall be effective service of process for such action, suit or proceeding brought against such party in any such court, and waives any objection to venue in any such New York court.

Section 4.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Constellation and EDFI and their respective affiliates, successors and assigns, including any successor to Constellation or EDFI of substantially all of Constellation’s or EDFI’s assets or business. EDFI is expressly permitted to assign any of its rights, interests and obligations hereunder to an affiliate of EDFI to whom it may transfer its ownership interests in its Constellation Stock. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 4.6 Entire Agreement; Amendment. This Agreement shall constitute the entire agreement between the parties with regard to the subject matter hereof, provided, that nothing in this Agreement is intended to amend or modify in any respect the terms and conditions of the Nondisclosure Agreement by and between EDFI and Constellation, dated as of July 20, 2007, or the UniStar Nuclear Energy, LLC Operating Agreement, dated as of July 20, 2007 and each shall continue in full force and effect in accordance with its terms. No modification, amendment or waiver of this Agreement shall be binding without the written consent of the parties hereto.

Section 4.7 Waiver. It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 4.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement.

Section 4.9 Other Agreements. In the event (a) Constellation enters into a similar agreement with a strategic or industrial shareholder who owns at least 5 percent of the issued and outstanding Constellation Stock, and (b) such agreement is on terms which are materially more favorable to such shareholder than the terms of this Agreement are to EDFI, then EDFI shall be deemed to have the same materially more favorable rights and benefits of such other agreement commencing on the effective date of such other agreement. In such event, Constellation hereby agrees to amend this Agreement, as soon as practicable, but in any event within ten (10) Business Days after the effective date of such other agreement, to provide EDFI with the same materially more favorable terms.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

CONSTELLATION ENERGY GROUP, INC.

By:	/s/ Charles A. Berardesco
Name:	Charles A. Berardesco
Title:	Senior Vice President and General Counsel

ÉLECTRICITÉ DE FRANCE INTERNATIONAL, SA

By:	/s/ Daniel Camus
Name:	Daniel Camus
Title:	Chairman

[Signature Page to Amended and Restated Investor Agreement]